Exhibit 99.2

Freedom Acquisition I Corp. Announces Closing of $345 Million Initial Public Offering, Including Full Exercise of Over-allotment Option

NEW YORK--(BUSINESS WIRE)--Freedom Acquisition I Corp. (“Freedom Acquisition” or the “Company”) announced today the closing of its initial public offering of 34,500,000 units at $10.00 per unit, including 4,500,000 units sold pursuant to the full exercise of the underwriter’s over–allotment option. Total gross proceeds from the offering were $345 million before deducting underwriting discounts and commissions and other offering expenses payable by the Company.

The units began trading on the New York Stock Exchange (“NYSE”) under the ticker symbol “FACT.U” on February 26, 2021. Each unit consists of one Class A ordinary share and one-fourth of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and redeemable warrants are expected to be listed on the NYSE under the symbols “FACT” and “FACT WS,” respectively.

The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to pursue a target in the financial services sector. Freedom Acquisition’s founders include Tidjane Thiam, Adam Gishen and Abhishek Bhatia. A private fund affiliated with Pacific Investment Management Company LLC (PIMCO) is a member of the Company’s sponsor.

J.P. Morgan acted as the lead book-running manager of the offering. Deutsche Bank Securities and Morgan Stanley acted as book-running managers of the offering. Academy Securities, Drexel Hamilton, Loop Capital Markets, R. Seelaus & Co., LLC and Siebert Williams Shank acted as co-managers of the offering. The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 1-866-803-9204, or by emailing at prospectus-eq_fi@jpmchase.com.

Registration statements relating to the securities became effective on February 25, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statements and prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investor Contact
Adam Gishen
ag@freedomac1.com

U.S. Media Contact
Doug Donsky, Brian Ruby
ICR, Inc. for Freedom Acquisition I
freedomacquisition@ICRinc.com

U.K. / International Media Contact
Andy Smith, Ngozi Emeagi
Powerscourt for Freedom Acquisition I
freedomacquisition@powerscourt-group.com